Dated as of May 24, 2000

Mr. Henrique de Campos Meirelles
President of Global Banking and Financial Services
FleetBoston Financial Corporation
One Federal Street
Boston, MA 02110

Re:   Purchase of Residence at [              ], New York, New York ("Property")

Dear Henrique:

This letter will confirm the terms by which FleetBoston Financial Corporation ("FBF") will provide you mortgage financing and reimbursement of certain costs in connection with the purchase of the Property.

Terms of Mortgage Loan

The principal terms of our note and mortgage to you are:

1. FBF will loan you an amount not to exceed $4,500,000, to purchase the Property (the "Loan"). You will be responsible for the cost of any and all improvements to the Property. FBF will continue your existing loan on an
      interest-free basis on the property located at [             ], Brookline,
      Massachusetts for a period not to exceed six months from the date of closing on the Property, but in no event later than the date the Brookline property is sold, at which time the loan on the Brookline, Massachusetts property will become immediately due and payable. The foregoing provisions relating to the Brookline, Massachusetts property shall be deemed to be an amendment to the letter agreement dated as of August 15, 1997 relating to such property.

2. The Loan is due and payable on August 15, 2011, except as provided below (which date, howsoever determined, is the maturity date).

3.    Except as provided below, the Loan will be interest-free.

4. Interest will be payable on and after the date that you cease to perform substantial services for FBF or its affiliates. You will not be responsible for interest for any prior period. You will be treated as performing substantial services as long as you are a full-time employee. In case of your death or permanent disability (as set forth in Paragraph 6 hereof), you will be deemed solely for purposes of this paragraph to be performing substantial services for six months from the date of death or permanent disability.

5. You have an obligation to repay the outstanding amount of the Loan plus accrued interest and other charges relating to the Loan, if any, on or before the maturity date as determined herein.

6. If your employment terminates other than for "cause", including termination by you with "good reason" or by reason of death, "disability" or "change of control", the maturity date shall be one (1) year from (i) the date of your death or (ii) the date your employment otherwise terminates, but not later than August 15, 2011. Notwithstanding the foregoing, if you voluntarily terminate your employment at any time for other than "good reason", the maturity date of the Loan shall be ninety
      (90) days after the date of termination of your employment. The terms "cause", "good reason" and "disability" shall be defined as such terms are defined in your employment agreement with FBF. The term "change of control" shall be defined as such term is defined in your change of control agreement with FBF.

7. If your employment terminates at any time for cause, you will be responsible for interest accrued from the date interest commences to accrue as provided in Paragraph 4 and the outstanding principal balance of the Loan and any charges thereon. The maturity date will be the date your employment terminates for cause.

8. If you intend to sell the Property within the first five years following the date of this letter and prior to satisfaction of the Loan, you must notify FBF in writing prior to listing the Property with a broker, or otherwise offering it to the public. Within ten business days of receiving this notice, FBF may, but shall not be obligated to, submit a written offer specifying the price and other terms of purchase. Within fifteen days of receipt, you must accept or reject FBF's offer which at that time will lapse if not accepted. If FBF declines to offer to purchase the Property or if you decline FBF's offer, you may then list the Property for sale to the public. FBF may submit offers at any time which you may consider.

9. Before you accept an offer for the Property from a third party within the first five years following the date of this letter and prior to satisfaction of the Loan, you must permit FBF to submit an offer within three days of your notifying FBF and permit FBF to purchase the Property at a price not less than the price offered by the third party assuming all other terms are comparable.

10. In the event you cease performing substantial services and wish to retain ownership of the Property or if you wish to repay the Loan, you shall repay the outstanding principal balance of the Loan plus accrued interest and other charges relating to the Loan, if any. You must advise FBF of your intention to retain ownership of the Property or to repay the Loan not less than sixty days from the earlier of the maturity date or the date you intend to repay the Loan.

11.   Notwithstanding any other provision of this letter to the contrary:

      (a) if the Property is sold within the first five years following the date of this letter, for a net sales price less than the purchase price of the Property (exclusive of the cost of any improvements made by you to the Property), the first $1,000,000 of any such deficit between purchase price and net sales price shall be reimbursed to you by FBF and the balance of any such deficit shall be borne by you. Net sales price shall mean the net proceeds to you from the sale of the Property after all closing expenses;

      (b) if the Loan is repaid within the first five years following the date of this letter and at the time of repayment the fair market value of the Property is less than the purchase price of the Property (exclusive of the cost of any improvements made by you to the Property), the first $1,000,000 of any such deficit between purchase price and fair market value shall be reimbursed to you by FBF and the balance of any such deficit shall be borne by you. The fair market value of the Property shall be determined by a qualified appraiser selected by the American Arbitration Association (New York office); the appraiser's determination shall be final and the costs of such appraisal shall be shared equally by you and FBF.

12. FBF will have the right to call the loan at the end of five (5) years from the date of this letter after giving sixty (60) days prior notice of its intention to call the Loan during which period of time you and FBF may renegotiate the provisions of the Loan.

Reimbursement of Expenses

As provided in the FBF Executive Relocation Policy, FBF will either pay directly or reimburse you for acquisition expenses (lender's title examination and insurance, engineering inspection fee, legal, appraisal, escrow, mansion tax, mortgage recording tax, recording fees, title closer gratuity, and other standard fees, etc.) incurred by you to purchase the Property. In addition, FBF will either pay directly or reimburse you for the first six months of rental expense following your relocation to New York City and all brokerage commissions relating to your proposed Trump Parc rental. FBF will also either pay directly or reimburse you for all selling expenses including brokerage commissions relating to the sale of the Brookline property.

Operating Expenses of Property

You will bear all costs of operating, repairing and maintaining the Property (including real estate taxes, assessments and condominium expenses) including the costs for household help (and related payroll taxes and benefits), insurance, and utilities (including water and sewer charges).

Furnishings

You will be responsible for the cost to furnish the Property and for any improvements that are not part of the real estate.

Tax and Loss Protection

The parties intent is to have the Loan on the Property qualify as an employer-relocation mortgage loan and the parties agree to take all steps necessary to make it qualify as such. If the Internal Revenue Service claims imputed interest on the loan relating to the Property and so long as you have taken all steps necessary based on the advice of a mutually acceptable tax advisor to cause the loan to qualify as an employer-relocation mortgage loan, FBF will reimburse you for the cost of such imputed interest together with a gross-up thereon.

If you agree with the terms of this letter, please sign both copies and return one copy to me. This letter will thereupon be a Massachusetts instrument under seal and will be maintained in the books and records of FBF.

Very truly yours,

FleetBoston Financial Corporation


By:  /s/ M. ANNE SZOSTAK
     ------------------------------------
     M. Anne Szostak
     Executive Vice-President

Agreed and Accepted as of the date
set forth above:


/s/ HENRIQUE DE CAMPOS MEIRELLES
-----------------------------------------
Henrique de Campos Meirelles


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